EXHIBIT 10.5

CONVERTIBLE PROMISSORY NOTE

Original Issuance Date: September 25, 2025	Principal Amount: $160,000

THIS CONVERTIBLE PROMISSORY NOTE is a duly authorized and valid Note of Guided Therapeutics, Inc., a Delaware corporation, (the “Company”), having its principal place of business at 5835 Peachtree Corners East, Suite B, Peachtree Corners, Georgia 30092.

FOR VALUE RECEIVED, the undersigned promises to pay to John Imhoff (“Holder”) the principal sum of ONE HUNDRED AND SIXTY THOUSAND DOLLARS ($160,000.00), in lawful money of the United States of America, at such place as Holder may designate in writing.

The Note shall accrue 10% simple annual interest from the date thereof and mature on February 28, 2027. The entire unpaid principal balance due on this Convertible Promissory Note (this "Note"), together with all accrued and unpaid interest and fees, if any, shall be paid back at the rate of $10,000 each month plus accrued interest starting on the last day of second month post receipt of funds by the Company.  For example, if funds are received prior to the last day of September 2025 then the first payment shall be due on the 30th of November 2025.  Each month thereafter Holder shall be paid $10,000 plus accrued interest on the last day of each month until the note is fully paid off.

Should the Company fail to pay any monthly installments, the Holder shall have the option to convert the unpaid amount to the Company’s common stock at a conversion price of SEVEN CENTS ($0.07) per share if the Share price is less than the 10 day VWAP of FIFTY CENTS ($0.50) and FOURTEEN CENTS ($0.14) per share if the VWAP is at or above the 10 day VWAP of FIFTY CENTS ($0.50).  The Holder shall notify the Company in writing if he wishes to convert unpaid amounts into shares.  If Holder declines the option of conversion or does not inform Company in writing within five business days after the end of each month for which the conversion option is in effect, the unpaid amount shall roll over to the next month and continue to earn interest at 10%.

With the Holder's written permission, this Note may be prepaid in full or in part from time to time without penalty or premium.

All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest, if any; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of laws that might otherwise govern under applicable principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed the day and year first above written.

GUIDED THERAPEUTICS, INC.

By:	/s/ Mark L. Faupel
Mark L. Faupel
CEO & President